Filed pursuant to Rule 424(b)(1)
Registration No. 333-138234
PROSPECTUS
Online Resources Corporation
13,000,000 Shares
Common Stock
This prospectus relates to the offer and sale at various times in one or more offerings of shares of up to 13,000,000 shares of common stock of Online Resources Corporation. Of these shares, 4,621,570 are being offered by the selling stockholders and 8,378,430 are being offered by the company. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
The shares are being registered to permit the selling stockholders and Online Resources to sell the shares from time to time in the public market. The shares of common stock offered under this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on other terms to be determined at the time of sale. See “Plan of Distribution.”
You should read this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” carefully before you make your investment decision. The applicable prospectus supplement will contain specific information about the terms of each offering, including, among other things, the identity of each selling stockholder, if any, the amount of our common stock each selling stockholder or the company will be selling and the means of distribution for the shares of our common stock being sold. A prospectus supplement may also add to or update, but will not contradict, modify or replace, information contained in this prospectus.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
Our common stock is traded on the Nasdaq Global Select Market under the symbol “ORCC”. On November 20, 2006, the last reported sale price of our common stock on the Nasdaq Global Select Market was $10.72 per share.
See “Risk Factors” on page 5 of this prospectus to read about factors you should consider before buying our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 22, 2006.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the common stock. Each time the selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update, but will not contradict, modify or replace, information contained in this prospectus. We urge you to read this entire prospectus and any prospectus supplement, together with the information described under the heading “Where You Can Find More Information” carefully, including the “Risk Factors” incorporated in this prospectus and included or incorporated in any accompanying prospectus supplement.
     The terms “Online Resources,” “we,” “our,” and “us” refer to Online Resources Corporation and its consolidated subsidiaries. We use the term “the company” when we wish to refer only to Online Resources Corporation and not to its consolidated subsidiaries. Our fiscal year ends on December 31. References in or incorporated by reference in this prospectus to a fiscal year, such as “fiscal 2006,” relate to the fiscal year ended on December 31 of that calendar year. For reading ease, certain financial information incorporated by reference in this prospectus is presented on a rounded basis, which may cause minor rounding differences.
Online Resources
     Online Resources provides outsourced, web-based financial technology services branded to over 2,600 financial institution, biller, card issuer and creditor clients. We serve over 8 million billable consumer and business end-users in two primary vertical markets.
•	Banking Services: For more than 2,400 banks, credit unions and other depository financial institutions, we provide a fully integrated suite of web-based account presentation, payment, relationship management and professional services, giving clients a single point of accountability, an enhanced experience for their users, the marketing processes to drive Internet channel adoption, and innovative services that help them differentiate themselves from competitors.

•	e-Commerce Services: For more than 200 billers, card issuers, processors, and other creditors, we provide web-based account presentation, payment, relationship management and professional services. We enable consumer and business end-users to manage their account or make a payment to a single card issuer, processor, creditor or biller.
     End-users of our services may access and view their accounts online and perform various web-based self-service functions. They may also make electronic bill payments and funds transfers, utilizing our unique, real-time debit architecture, ACH and other payment methods. Our value-added relationship management services reinforce a favorable user experience and drive a profitable and competitive Internet channel for our clients. Further, we have professional services, including software solutions, which enable various deployment options, a broad range of customization and other value-added services.
     Multi-year service contracts with our clients provide us with a recurring and predictable revenue stream that grows with increases in users and transactions. We currently derive 10% of our revenues from account presentation, 70% from payments, 10% from relationship management, and 10% from professional services, custom software solutions and other revenues. Our strategy is focused on increasing user adoption of web-based financial services within our current clients and expanding our institutional client base within the financial services market. We also intend to make strategic acquisitions to expand distribution, increase volume over our relatively fixed cost base and add new product capabilities to sell through our distribution channels.
     We are a Delaware corporation with principal executive offices located at 4795 Meadow Wood Lane, Chantilly, Virginia. Our telephone number is 703-653-3100 and our website address is www.orcc.com. Through the Investor Relations section of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practical after such material is electronically filed with or furnished to the Securities and Exchange Commission. We include our web address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS
     You should carefully consider the following risks before investing in our common stock. These are not the only risks that we may face. If any of the events referred to below occur, our business, financial condition, liquidity and results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business
We cannot be sure that we will achieve net income profitability in all future periods.
     Although we first achieved profitability under generally accepted accounting principles, or GAAP, in the third quarter of 2002, we have experienced unprofitable quarters since that time and cannot be certain that we can be profitable in all future periods. Unprofitable quarters may be due to the loss of a large client, acquisition of additional businesses or other factors. For example, we expect to be unprofitable for some period following our acquisition of Princeton eCom, due to increased cash and non-cash expenses associated with that acquisition and its financing. How long we remain unprofitable will depend not only on our ability to increase revenue and control our operating expenses, but on our ability to refinance our acquisition debt or replace it with equity. Although we believe we have achieved economies of scale in our operations, if growth in our revenues does not significantly outpace the increase in our operating and non-operating expenses, we may not be profitable in future periods.
Our clients are concentrated in a small number of industries, including the financial services industry, and changes within those industries could reduce demand for our products and services.
     A large portion of our revenues are derived from financial service providers, primarily banks, credit unions and credit card issuers. Unfavorable economic conditions adversely impacting those types of businesses could have a material adverse effect on our business, financial condition and results of operations. For example, depository financial institutions have experienced, and may continue to experience, cyclical fluctuations in profitability as well as increasing challenges to improve their operating efficiencies. Due to the entrance of non-traditional competitors and the current environment of low interest rates, the profit margins of depository financial institutions have narrowed. As a result, the business of some financial institutions has slowed, and may continue to slow, their capital and operating expenditures, including spending on web-based products and solutions, which can negatively impact sales of our online payments, account presentation, marketing and support services to new and existing clients. Decreases in or reallocation of capital and operating expenditures by our current and potential clients, unfavorable economic conditions and new or persisting competitive pressures could adversely affect our business, financial condition and results of operations.
     Our biller clients are concentrated in the health care, utilities, consumer lending and insurance industries. Unfavorable economic conditions adversely impacting one or more of these industries could have a material adverse effect on our business, financial condition and results of operations.
The failure to retain existing end-users or changes in their continued use of our services will adversely affect our operating results.
     There is no guarantee that the number of end-users using our services will continue to increase. Because our fee structure is designed to establish recurring revenues through monthly usage by end-users of our clients, our recurring revenues are dependent on the acceptance of our services by end-users and their continued use of account presentation, payments and other financial services we provide. Failing to retain the existing end-users and the change in spending patterns and budgetary resources of our clients and their end-users will adversely affect our operating results.
Any failure of our clients to effectively market our services could have a material adverse effect on our business.
     To market our services to end-users, we require the consent, and often the assistance of, our clients. We generally charge our clients fees based on the number of their end-users who have enrolled with our clients for the services we provide or on the basis of the number of transactions those end-users generate. Therefore, end-user adoption of our services affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their end-users to use our services. Although we offer extensive marketing programs to our clients, our clients may decide not to participate in our programs or our clients may not effectively market our services to their end-users. Any failure of our clients to allow us to effectively market our services could have a material adverse effect on our business.

Demand for low-cost or free online financial services and competition may place significant pressure on our pricing structure and revenues and may have an adverse effect on our financial condition.
     Although we charge our client institutions for the services we provide, our clients offer many of the services they obtain from us, including account presentation and bill payments, to their customer end-users at low cost or for free. Clients and prospects may therefore reject our services in favor of companies that can offer more competitive prices. Thus, market competition may place significant pressure on our pricing structure and revenues and may have an adverse effect on our financial condition.
If we are unable to expand or adapt our services to support our clients’ and end-users’ needs, our business may be materially adversely affected.
     We may not be able to expand or adapt our services and related products to meet the demands of our clients and their end-users quickly or at a reasonable cost. We have experienced, and expect to continue to experience, significant user and transaction growth. This growth has placed, and will continue to place, significant demands on our personnel, management and other resources. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional clients and their end-users, increased transaction volumes and changing end-user requirements. This will require substantial financial, operational and management resources. If we are unable to scale our system and processes to support the variety and number of transactions and end-users that ultimately use our services, our business may be materially adversely affected.
If we lose a material client, our business may be adversely impacted.
     Loss of any material client could negatively impact our ability to increase our revenues and maintain profitability in the future. Additionally, the departure of a large client could impact our ability to attract and retain other clients. Currently, no one client or reseller partner accounts for more than 3% of our revenues.
Consolidation of the financial services industry could negatively impact our business.
     The continuing consolidation of the financial services industry could result in a smaller market for our bank-related services. Consolidation frequently results in a change in the systems of, and services offered by, the combined entity. This could result in the termination of our services and related products if the acquirer has its own in-house system or outsources to our competitors. This would also result in the loss of revenues from actual or potential retail end-users of the acquired financial services provider.
Our failure to compete effectively in our markets would have a material adverse effect on our business.
     We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established end-user bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide, or have the ability to provide, the same range of services we offer. They could market to our client and prospective client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial services providers. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complementary products or services.
     A significant number of companies offer portions of the services we provide and compete directly with us. For example, some companies compete with our web-based account presentation capabilities. Some software providers also offer some of the services we provide on an outsourced basis. These companies may use bill payers who integrate with their account presentation services. Also, certain services, such as Intuit’s Quicken.com and Yahoo! Finance, may be available to retail end-users independent of financial services providers.
     Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial services providers. Our failure to compete effectively in our markets would have a material adverse effect on our business.
We may have exposure to greater than anticipated tax liabilities.
     We are subject to income taxes and other taxes in a variety of jurisdictions. The determination of our provision for income taxes and other tax liabilities requires significant judgment. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Our ability to utilize our net operating loss carryforwards in any given period may be limited.
     Our federal net operating loss carryforwards are subject to limitation on how much may be utilized on an annual basis. If our net operating loss carryforwards in a period are limited, and we have taxable income which exceeds the available net operating loss carryforwards for that period, we would incur an income tax liability even though net operating loss carryforwards may be available in future years. This could negatively impact our future cash flow, financial position and financial results.
Our quarterly financial results are subject to fluctuations, which could have a material adverse effect on the price of our stock.
     Our quarterly revenues, expenses and operating results may vary from quarter to quarter in the future based upon a number of factors, many of which are not within our control. Our revenue model is based largely on recurring revenues derived from actual end-user counts. The number of our total end-users is affected by many factors, many of which are beyond our control, including the number of new user registrations, end-user turnover, loss of clients, and general consumer trends. Our results of operations for a particular period may be adversely affected if the revenues based on the number of end-users forecasted for that period are less than expected. As a result, our operating results may fall below market analysts’ expectations in some future quarters, which could have a material adverse effect on the market price of our stock.
Our limited ability to protect our proprietary technology and other rights may adversely affect our ability to compete.
     We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Although we hold registered United States patents covering certain aspects of our technology, we cannot be sure of the level of protection that these patents will provide. We may have to resort to litigation to enforce our intellectual property rights, to protect trade secrets or know-how, or to determine their scope, validity or enforceability. Enforcing or defending our proprietary technology is expensive, could cause diversion of our resources and may not prove successful.
Our failure to properly develop, market or sell new products could adversely affect our business.
     The expansion of our business is dependent, in part, on our developing, marketing and selling new financial products to our clients and their customers. If any new products we develop prove defective or if we fail to properly market these products to our clients or sell these products to their customers, the growth we envision for our company may not be achieved and our revenues and profits may be adversely affected.
     If we are found to infringe the proprietary rights of others, we could be required to redesign our products, pay royalties or enter into license agreements with third parties.
     There can be no assurance that a third party will not assert that our technology violates its intellectual property rights. As the number of products offered by our competitors increases and the functionality of these products further overlap, the provision of web-based financial services technology may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:
•	be expensive and time consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign our products, if feasible;

•	divert management’s attention and resources; and

•	require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies.
     We cannot assure that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertion will not require us to enter into royalty arrangements (if available). Litigation could result from claims of infringement that could be costly to us.

System failures could hurt our business and we could be liable for some types of failures the extent or amount of which cannot be predicted.
     Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. We maintain our own and outsourced offsite disaster recovery facilities for our primary data centers. In the event of major disasters, both our primary and backup locations could be equally impacted. We do not currently have sufficient backup facilities to provide full Internet services if our primary facilities are not functioning. We could also experience system interruptions due to the failure of our systems to function as intended or the failure of the systems we rely upon to deliver our services, such as: ATM networks, the Internet, the systems of financial institutions, processors that integrate with our systems and other networks and systems of third parties. Loss of all or part of our systems or the systems of third parties with which our systems interface for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.
Security breaches could have a material adverse effect on our business.
     Like other system operators, our computer systems may be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized access to, or improper use of, our systems by third parties or employees. We store and transmit confidential financial information in providing our services. Although we intend to continue to implement state-of-the-art security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through our computer systems or those of our clients and their end-users. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter financial services providers and consumers from using our services.
     Additionally, one or more states, such as California, have adopted, and other states may be adopting, laws and regulations requiring that in-state account holders of a financial services provider be notified if their personal confidential information is compromised. If the specific account holders whose information has been compromised cannot be identified, all in-state account holders of the provider must be notified. If any such notice is required of us, confidence in our systems’ integrity would be undermined and both financial services providers and consumers may be reluctant to use our services.
     Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible that, despite existing safeguards, an employee could divert end-user funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous end-users, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.
The potential obsolescence of our technology or the offering of new, more efficient means of conducting account presentation and payments services could negatively impact our business.
     The industry for account presentation and payments services is relatively new and subject to rapid change. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet the changing financial services provider and retail end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes or, if we cannot offset a decline in revenues of existing products by sales of new products, our business would suffer.
We rely on internally developed software and systems as well as third-party products, any of which may contain errors and bugs.
     Our products may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. Our products involve integration with products and systems developed by third parties. Complex software programs of third parties may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in our existing or future products or third-party products upon which our products are dependent, with the possible result of delays in or loss of market acceptance of our products, diversion of our resources, injury to our reputation and increased expenses and/or payment of damages.
The failure to attract or retain our officers and skilled employees could have a material adverse effect on our business.
     If we fail to attract, assimilate or retain highly qualified managerial and technical personnel, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both financial services and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. If our managerial and key personnel fail to effectively manage our business, our results of operations and reputation could be harmed.
We could be sued for contract or product liability claims and lawsuits may disrupt our business, divert management’s attention or have an adverse effect on our financial results.
     Our clients use our products and services to provide web-based account presentation, bill payment, and other financial services to their end-users. Failures in a client’s system could result in an increase in service and warranty costs or a claim for substantial damages against us. There can be no assurance that the limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, financial condition and results of operations. In addition, because many of our projects are business-critical projects for financial services providers, a failure or inability to meet a client’s expectations could seriously damage our reputation and affect our ability to attract new business.
     Government regulation could interfere with our business.
     The financial services industry is subject to extensive and complex federal and state regulation. In addition, our clients are heavily concentrated in the financial services, utility and healthcare industries, and therefore operate under high levels of governmental supervision. Our clients must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them.
     We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. Under the authority of the Bank Service Company Act, the Gramm Leach Bliley Act of 1999 and other federal laws that apply to depository financial institutions, federal depository institution regulators have taken the position that we are subject to examination resulting from the services we provide to the institutions they regulate. In order not to compromise our clients’ standing with the regulatory authorities, we have agreed to periodic examinations by these regulators, who have broad supervisory authority to remedy any shortcomings identified in any such examination.
     Federal, state or foreign authorities could also adopt laws, rules or regulations relating to the industries we serve that affect our business, such as requiring us or our clients to comply with additional data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted or modified with respect to the Internet, covering issues such as end-user privacy, pricing, content, characteristics, taxation and quality of services and products. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business, thereby rendering our business or operations more costly, burdensome, less efficient or impossible and requiring us to modify our current or future products or services.
If we cannot achieve and maintain a satisfactory rating from the federal depository institution regulators, we may lose existing clients and have difficulty attracting new clients.
     The examination reports of the federal agencies that examine us are distributed and made available to our depository clients. A less than satisfactory rating from any regulatory agency increases the obligation of our clients to monitor our capabilities and performance as a part of their own compliance process. It could also cause our clients and prospective clients to lose confidence in our ability to adequately provide services, thereby possibly causing them to seek alternate providers, which would have a corresponding detrimental impact on our revenues and profits.
We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.
     We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Global Select Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent registered public accounting firm. We document and test our internal control systems and procedures and consider improvements that may be necessary in order for us to comply with the requirements of Section 404. This process requires us to hire outside advisory services and results in additional expenses for us. In addition, the evaluation and attestation processes required by Section 404 are relatively new, and neither companies nor auditing firms have long-term experience in testing or complying with these requirements. Although we believe we currently have adequate internal controls over financial reporting, in the event that our chief executive officer, chief financial officer or independent registered public accounting firm determines that our controls over financial reporting are not effective as defined under Section 404 in the future, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.
Risks Related to Acquisitions
We may face difficulties in integrating acquired businesses.
     We acquired Incurrent Solutions in December 2004, Integrated Data Systems in June 2005 and Princeton eCom in July 2006, and we may acquire additional businesses in the future. To achieve the anticipated benefits of these acquisitions, we need, and will need, to successfully integrate the acquired businesses with our operations, to consolidate certain functions and to integrate procedures, personnel, product lines and operations in an efficient and effective manner. The integration process may be disruptive to, and may cause an interruption of, or a loss of momentum in, our business as a result of a number of potential obstacles, such as:
•	the loss of key employees or end-users;

•	the need to coordinate diverse organizations;

•	difficulties in integrating administrative and other functions;

•	the loss of key members of management following the acquisition; and

•	the diversion of our management’s attention from our day-to-day operations.
     If we are not successful in integrating these businesses or if the integrations take longer than expected, we could be subject to significant costs and our business could be adversely affected.
We may have limited knowledge of, or experience with, the industries served and products provided by our acquired businesses.
     Though we have acquired, and intend to continue to acquire, businesses that are related to our existing business, we may acquire businesses that offer products or services that are different from those we otherwise offer. For example, prior to our acquisition of Princeton eCom, we did not have any products targeted to billers or any biller clients. In such cases, we may need to rely heavily on the management of the acquired business for some period until we can develop the understanding required to manage that business segment independently. If we are unable to retain key members of the acquired management team or are unable to develop an understanding of that business segment in a timely manner, we may miss opportunities or make business decisions that could impact client and prospect relationships, future product offerings, service levels and other areas that could adversely impact our business.
Our acquisitions increase the size of our operations and the risks described herein.
     Our acquisitions increase the size of our operations and may intensify some of the other risks described herein. There are also additional risks associated with managing a significantly larger company, including, among other things, the application of company-wide controls and procedures.
We made our acquisitions and may make future acquisitions, on the basis of available information, and there may be liabilities or obligations that were not or will not be adequately disclosed.
     In connection with any acquisition, we conduct a review of information as provided by the management of that company. It may have incurred contractual, financial, regulatory or other obligations and liabilities that may impact us in the future, which are not adequately reflected in unaudited financial and other information upon which we based our evaluation of the acquisition. If the unaudited financial and other information on which we have relied in making our offer for that company proves to be materially incorrect or incomplete, it could have a material adverse effect on our consolidated businesses, financial condition and operations.
Acquired companies give us limited warranties and indemnities in connection with their businesses, which may give rise to claims by us.
     We have relied upon, and may continue to rely upon, limited representations and warranties of the companies we acquire. Although we put in place contractual and other legal remedies and limited escrow protection for losses that we may incur as a result of breaches of representations and warranties, we cannot assure you that our remedies will adequately cover any losses that we incur.

Goodwill recorded on our balance sheet may become impaired, which could have a material adverse effect on our operating results.
     As a result of recent acquisitions we have undertaken, we have recorded a significant amount of goodwill. As required by Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Intangible Assets,” we annually evaluate the potential impairment of goodwill that was recorded at each acquisition date. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. Circumstances could change which would give rise to an impairment of the value of that recorded goodwill. This potential impairment would be charged as an expense to the statement of operations which could have a material adverse effect on our operating results.
Risks Related to Our Capital Structure
Our stock price is volatile.
     The market price of our common stock has been subject to significant fluctuations and may continue to be volatile in response to:
•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations;

•	new products or services offered by us or our competitors;

•	changes in financial estimates or ratings by securities analysts;

•	conditions or trends in the Internet and online commerce industries;

•	changes in the economic performance and/or market valuations of other Internet, online service industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	future equity or debt offerings or acquisitions or our announcements of these transactions; and

•	other events or factors, many of which are beyond our control.
The stock market in general and the Nasdaq Global Select Market have experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against a company. Litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business.
We have a substantial number of shares of common and convertible preferred stock outstanding, including shares issued in connection with certain acquisitions and shares that may be issued upon exercise of grants under our equity compensation plans that, if sold, could affect the trading price of our common stock.
     We have issued shares of our common and convertible preferred stock in connection with certain acquisitions and may issue additional shares of our common stock in connection with future acquisitions. For example, we issued shares of convertible preferred stock to a single investor group as a part of the financing for our acquisition of Princeton eCom which are currently convertible into 4,621,570 shares of common stock. We also have over 4 million shares of common stock that may be issued upon the exercise of stock options and restricted stock, and over an additional 2 million shares reserved for the future issuance under our equity compensation plan and our employee stock purchase program. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of equity compensation grants), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We have a significant amount debt which will have to be repaid and which may adversely affect our financial performance
     In connection with our acquisition of Princeton eCom, we incurred $85 million of debt. The interest we pay on this debt reduces our U.S. GAAP earnings and our cash flows. The reduction of our earnings associated with this debt could have an adverse impact on the trading price of our shares of common stock.
Our plans to operate and grow may be limited if we are unable to obtain sufficient financing.
     We may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Recent debt financing has added interest expense that has further burdened our cost structure. Failure to obtain additional financing could weaken our operations or prevent us from achieving our business objectives. Equity financings, as well as debt financing with accompanying warrants, can be dilutive to our shareholders. Negative covenants associated with debt financings may also restrict the manner in which we would otherwise desire to operate our business.
Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock.
     Our board of directors has the authority to designate and issue preferred stock that may have dividend, liquidation and other rights that are senior to those of our common stock. In connection with our acquisition of Princeton eCom, our board designated 75,000 shares of our preferred stock as Series A-1 preferred stock all of which have been issued at a price of $1,000 per share. Holders of our shares of Series A-1 preferred stock are entitled to a liquidation preference, before amounts are distributed on our shares of common stock, of 115% of the original issue price of these shares plus 8% per annum of the original issue price with an interest factor thereon tied to the iMoneyNet First Tier Institutional Average. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. In addition, holders of our Series A-1 preferred stock have the right to elect one director to our board of directors.
Holders of our Series A-1 preferred have voting rights that may restrict or ability to take corporate actions.
     We cannot issue any security or evidence of indebtedness, other than in connection with an underwritten public offering, without the consent of the holders of a majority of the outstanding shares of Series A-1 preferred stock. We also cannot amend our certificate of incorporation or have our board designate any future series of preferred stock if any such amendment or designation adversely impacts the Series A-1 preferred stock. Our inability to obtain these consents may have an adverse impact in our ability to issue securities in the future to advance our business.
Holders of our Series A-1 preferred stock have a redemption right.
     After the seventh anniversary of the original issue date of our Series A-1 preferred stock which will occur in July, 2013, the holders of such shares have the right to require us to repurchase their shares if then outstanding. Upon the election of this right of redemption, we may not have the necessary funds to redeem the shares and we may not have the ability to raise funds for this purpose on favorable terms or at all. Our obligation to redeem these shares could have an adverse impact on our financial condition and upon the operations of our business.
Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.
     In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, including deemed liquidations resulting from an acquisition of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Series A-1 preferred stock has a preference on liquidating distributions that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.
     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.
     Any forward-looking statements represent our best judgment as of the date of this prospectus, and we caution third parties not to place undue reliance on such statements. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the section “Risk Factors.” These risks include, among others, the following:
•	our history of prior losses and lack of certainty as to our continuing profitability;

•	possible fluctuations of our quarterly financial results;

•	our failure to retain or increase our end-users;

•	our dependence on the marketing efforts of third parties;

•	our dependence on our clients to market our services;

•	the possibility that we may not be able to expand to meet increased demand for our services and related products;

•	the potential adverse impact that a loss of a material client may have on our financial results;

•	our potential inability to compete with larger, more established businesses offering similar products or services;

•	our inability to attract and retain qualified management and technical personnel and our dependence on our executive officers and key employees;

•	possible security breaches or system failures disrupting our business and the liability associated with these disruptions;

•	the possibility of the development of defective new products;

•	reduction or elimination of the fees we charge for some services due to the consumer demand for low-cost or free online financial services;

•	the potential impact of the consolidation of the banking and financial services industry;

•	interference with our business from the adoption of government regulations;

•	our need to maintain satisfactory ratings from federal depository institution regulators;

•	the potential of litigation;

•	our volatile stock price;

•	the trading of a substantial number of shares adversely impacting the price of our shares;

•	the substantial number of shares of common stock issuable upon conversion of outstanding shares of preferred stock and options;

•	the liquidation preference rights and redemption rights associated with our outstanding shares of preferred stock;

•	the voting rights of our preferred stock restricting our rights to take certain actions;

•	the possible losses we may incur from the impairment of the goodwill we have obtained from our recent acquisitions; and

•	our the inability to obtain additional financing to grow our business.

USE OF PROCEEDS
     Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the shares will be used for general corporate purposes. General corporate purposes may include the repayment of debt, capital expenditures, working capital or the financing of possible acquisitions or business opportunities. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with sales by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants.
DILUTION
     If you invest in our common stock in an offering of shares by us, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in an offering under this prospectus and the net tangible book value per share of our common stock after the offering, except to the extent proceeds are applied to the repayment of debt. We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering by us under this prospectus:
•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by investors purchasing in the offering; and

•	the amount of the immediate dilution from the public offering price to such investors.
DESCRIPTION OF BUSINESS
Business Overview
     Online Resources provides outsourced, web-based financial technology services branded to over 2,600 financial institution, biller, card issuer and creditor clients. With four business lines in two primary vertical markets, we serve over 8 million billable consumer and business end-users. End-users may access and view their accounts online and perform various web-based self-service functions. They may also make electronic bill payments and funds transfers, utilizing our unique, real-time debit architecture, ACH and other payment methods. Our value-added relationship management services reinforce a favorable user experience and drive a profitable and competitive Internet channel for our clients. Further, we have professional services, including software solutions, which enable various deployment options, a broad range of customization and other value-added services. Multi-year service contracts with these clients provide us with a recurring and predictable revenue stream that grows with increases in users and transactions. We currently derive 10% of our revenues from account presentation, 70% from payments, 10% from relationship management, and 10% from professional services, custom software solutions and other revenues.
     We provide the following services for two primary vertical markets:
•	Banking Services: For more than 2,400 banks, credit unions and other depository financial institutions, we provide a fully integrated suite of web-based account presentation, payment, relationship management and professional services, giving clients a single point of accountability, an enhanced experience for their users, the marketing processes to drive Internet channel adoption, and innovative services that help them differentiate themselves from competitors. We enable business and consumer end-users to consolidate information from multiple accounts and make bill payments to multiple billers or merchants, or virtually anyone, via their financial institution’s web site. We also offer our electronic bill payment services to financial institutions on a stand-alone basis. Many of the bill payment services we offer use our patented payments gateway, which leverages the nation’s real-time electronic funds transfer, also known as EFT, infrastructure. By debiting end-users’ accounts in real-time, we are able to improve the speed, cost and quality of payments, while eliminating the risk that bills will be paid against insufficient funds.

•	e-Commerce Services: For more than 200 billers, card issuers, processors, and other creditors, we provide web-based account presentation, payment, relationship management and professional services. We enable consumer and business end-users to manage their account or make a payment to a single card issuer, processor, creditor or biller. Specifically for billers, we provide a full suite of payment options, including consolidation of incoming payments made by credit cards, signature debit cards, ACH and PIN-less debit via multiple access points such as online, interactive voice response, or IVR, and call center customer service representatives. The suite also includes bill presentment, convenience payments, and flexible payment scheduling. We obtained these biller services and the industry’s largest biller network as a result of our acquisition of Princeton eCom in July 2006. Specifically for card issuers, processors and creditors, we offer account presentation and self-service capabilities, as well as a web-based tool that improves collections of late and delinquent funds in a private, non-confrontational manner. In addition, for payment acquirers and very large online billers we provide payment services that enable real-time debits for a variety of web-originated consumer payments and fund transfers using our patented EFT payments gateway, which lowers transaction costs and increases the speed and certainty of payments.
     We believe our domain expertise fulfills the large and growing need among both smaller financial services providers, who lack the internal resources to build and operate web-based financial services, and larger providers and billers, who choose to outsource niche portfolios in order to use their internal resources elsewhere. We also believe that, because our business requires significant infrastructure along with a high degree of flexibility, real-time solutions, and the ability to integrate financial information and transaction processing with a low tolerance for error, there are significant barriers to entry for potential competitors.
     We are headquartered in Chantilly, Virginia. We also maintain operations facilities in Princeton, New Jersey, Parsippany, New Jersey, Woodland Hills, California and Pleasanton, California and additional data center facilities in McLean, Virginia and Newark, New Jersey. We were incorporated in Delaware in 1989.
Our Industry
     The Internet continues to grow in importance as an account presentation and payments channel for consumers and businesses, driven in part by the 24 hours a day, seven days a week access to financial services that it makes available. Offering services through this channel allows financial services providers and billers to enhance their competitive positions and gain market share by retaining their existing end-users, aggressively attracting new ones and expanding the end-user relationship. As referenced in its January 2006 report, “US Online Banking Forecast, 2005 to 2010,” Jupiter Research, a technology research and advisory firm, supported this growth proposition for the bank and credit union market when it estimated that the number of U.S. households banking online will grow from 38 million in 2005 to 55 million in 2010. Further, Forrester Research, a technology research and advisory firm, predicts that 47 million households will pay bills online in 2010, up 25 percent from the end of 2005, according to its November 2005 report, “EBPP Forecast: 2005 To 2010.
     Financial services providers also are increasing access to their services through the Internet in order to increase profitability. The advantages provided by a web-based channel include the opportunity to offer financial services to targeted audiences while reducing or eliminating workload, paper and other back office expenses associated with traditional distribution channels. The Boston Consulting Group, a financial research and advisory firm, conducted a study in 2003 of the depository financial institution market. It concluded that online bill payment customers of depository financial institutions were up to 40 percent more profitable at the end of a 12-month period compared to those customers who did not pay bills online, because the online bill payment customers:
•	generate significantly higher revenues than offline customers by using more banking products and services and maintaining higher account balances;

•	cost less to serve because online users tend to utilize more self-service functions and therefore interact with the more costly retail branch and call center service channels less frequently than offline customers; and

•	are less likely to move their accounts to other financial institutions than offline customers.
     This further supported the conclusions published in Bank of America’s 2002 control group study, in which it reported that online bill payers were 31% more profitable for the bank than non-bill payers. Bank of America also concluded that online bill payers were less likely to move their accounts to other banks. Consequently, Bank of America and many other large financial institutions have eliminated their monthly end-user fees for online bill payment and launched aggressive marketing campaigns to promote adoption of the online channel. A growing majority of smaller financial institutions has also eliminated online bill payment fees and responded with similar marketing campaigns. This represents a positive trend for us because the elimination of online bill payment fees has generated significant increase in end-user adoption, more than offsetting any volume pricing discounts we may extend to our clients.
     The largest U.S. financial services providers typically develop and maintain their own hosted solution for the delivery of web-based financial services, and outsource only for niche services. By contrast, the majority of small to mid-sized providers, including the approximately 17,000 banks and credit unions in the U.S. with assets of less than $20 billion, prefer to outsource their web-based financial services initiatives to a technology services provider. These smaller providers understand that they need to provide an increasing level of web-based services, but frequently lack the capital, expertise, or information technology resources to develop and maintain these services in-house.
     Many of the factors driving the outsourcing of web-based financial services in the depository financial institution market are also driving the outsourcing of similar services in the credit card issuer and processor market. For example, credit card issuers are reducing operating costs while increasing cardholder loyalty as greater numbers of cardholders use the web to manage their credit card accounts, FiSite Research, a market research firm, reported that 57% of consumers who use the Internet now manage one or more of their credit card accounts online, according to their June 2003 report, “Online Consumer Credit Card Survey.”
     In the biller market, use of the web channel is being driven primarily by the high cost of processing paper bills and checks. According to Tower Group and the Federal Reserve, an estimated 33.5 billion paper checks were written in the United States in 2005, down from about 41.9 billion in 2000. Approximately 60% of major billers today present electronic bills and an additional 30% of major billers have plans to do so, according to Tower Group, and of an estimated 21.3 billion consumer bill payments that occurred in 2005, 26% were paid by electronic means, compared to 22.7% just one year earlier. We believe increased consumer access to the Internet, and the continued cost to both the biller and the consumer of processing paper bills and checks, will continue to drive billers toward use of the web channel to provide and manage their payments.
     Although the majority of financial services providers and billers offer varying degrees of web-based services, and continue to look to technology to further improve operations and overall results, they are facing new obstacles created by technology adoption, including:
•	managing multiple technology vendors to provide account presentation, payments and other services;

•	reconciling multiple payment methods and sources in increasingly shortened timeframes;

•	understanding how to evaluate and enhance channel profitability; and

•	maximizing the value of the channel by increasing adoption.
     As a technology services provider, we assist our clients in meeting these challenges by delivering outsourced account presentation, payments, relationship management and professional solutions.
Our Solution
     In contrast to financial technology providers with narrower service sets who must link with others to provide a full web-channel offering, we are the only single provider of vertically, and increasingly horizontally, integrated, proprietary account presentation, payments, relationship management and custom software services that enable our clients to maintain a competitive and profitable web-based channel. As an outsourcer, we bring economies of scale and technical expertise to our clients who would otherwise lack the resources to compete in the rapidly changing, complex financial services industry or to manage the growing payment vehicles and delivery methods enabled by the web channel. We believe our services provide our clients with a cost-effective means to retain and expand their end-user base, deliver and manage their services more efficiently and strengthen their end-user relationships, while competing successfully against offerings from other financial services providers and businesses. We provide our services through:
     Our Technology Infrastructure. We connect to our clients, their core processors, their end-users and other financial services providers through our integrated communications, systems, processing and support capabilities. For our account presentation services, we employ both real-time and batch communications and processing to ensure reliable delivery of current financial information to end-users. For our payment services we use our patented process to ensure “real-time” funds availability and process payments through a real-time EFT gateway. This gateway consists of over 50 certified links to ATM networks and core processors, which in turn have real-time links to virtually all of the nation’s consumer checking accounts. These key links were established on a one-by-one basis throughout our history and enable us to access end-user accounts in order to draw funds to pay bills as requested. This gateway infrastructure has improved the cost, speed and quality of our bill payment services for the banking and credit union community and is a significant differentiator for us in our marketplace. We believe this infrastructure is difficult to replicate and creates a significant barrier to entry for potential payment services competitors. In addition, we incorporate ACH and other payment methods in our services where applicable.
     Since our acquisition of Princeton eCom in July 2006, we have linked our real-time EFT gateway to the nation’s consumer checking accounts with the large network of billers that was established by Princeton eCom. The result is the industry’s largest payments network linking financial institutions and billers. As billers move toward enabling real-time credits and we further integrate vertically, this network will enable faster payment delivery and posting for end-users, convenience fee revenue for banks and billers, and lower processing costs for Online Resources. The following chart depicts this network:

     Our Operating and Technical Expertise. After more than a decade of continuous operating experience, we have established the processes, procedures, controls and staff necessary to provide our clients secure, reliable services. Further, this experience, coupled with our scale and industry focus, allows us to invest efficiently in new product development on our clients’ behalf. We add value to our clients by relieving them of the research and development required to provide highly competitive web-based services.
     Our Integrated Marketing Process. With our relationship management services, we use a unique integrated consumer management process that combines data, technology and multiple consumer contact points to activate, support and sell new services to our clients’ consumer and business end-users. This proprietary process not only provides, in our opinion, a superior end-user experience, it also creates new sales channels for our clients’ products and services, including the ones we offer. This enables us to increase adoption rates of our services. Using this process, we are able to sell multiple products to consumers, which ultimately makes them more profitable for our clients. For example, the success of our proprietary process is evident in our ability to cause the users of our account presentation services offered via our banking clients to add bill payments to their services at approximately twice the estimated average industry rate.
     Our Professional and Support Services. We provide professional services and custom software solutions that enable us to offer clients various deployment options and value-added web modules that require a high level of customization, such as account opening or lending. In addition, our clients can purchase one or more of a comprehensive set of support services to complement our account presentation, payments, relationship management and professional services. These services include our web site design and hosting, training, information reporting and analysis, and other professional services.
Our Strategy
     Our objective is to become the leading supplier of outsourced account presentation and payments services to banks and credit unions, billers and payment acquirers, and credit card issuers and processors. Our strategy for achieving our objectives is to:
     Continue to Grow Our Client Bases. Our clients have traditionally been regional and community-based depository financial institutions with assets of under $10 billion. These small to mid-sized financial services providers are compelled to keep pace with the service and technology standards set by larger financial services providers in order to stay competitive, but often lack the capital and human resources required to develop and manage the technology infrastructure required to provide web-based services. With our July 2006 acquisition of Princeton eCom, we obtained the industry’s largest network of billers who use us to provide payments and manage their complex payments mix, along with relationships with larger depository financial institutions. With our June 2005 acquisition of Integrated Data Systems, we obtained relationships with larger depository financial institutions along with the highly customizable applications and professional services expertise to support expansion in this market segment. With our December 2004 acquisition of Incurrent Solutions, we entered the credit card market, servicing mid-sized credit card issuers, processors for smaller issuers and large issuers who use us to service one or more of their niche portfolios. In addition, we believe that our depository and credit card financial services providers and our biller clients can benefit from our flexible, cost-effective, and broadly networked technology, and we intend to continue to market and sell our services to them under long-term recurring revenue contracts.
     Increase Adoption Rates. Our clients typically pay us either usage or license fees based on their number of end-users or volume of transactions. Registered end-users using account presentation and payments services are the major drivers of our recurring revenues. Using our proprietary marketing processes, we will continue to assist our clients in growing the adoption rates for our services.
     As Princeton eCom did not provide relationship management services prior to the acquisition, we plan to introduce our consumer marketing and customer care services to billers to help drive further adoption and usage of their online payment services.

     Provide Additional Products and Services to Our Installed Client Base. We intend to continue to leverage our installed client base by expanding the range of new products and services available to our clients, through internal development, partnerships and alliances. For example, in the credit card market, we have recently introduced a collections support product that allows credit card issuers to direct past due end-users to a website where they can set up payment plans and schedule payments.
     Our acquisition of Princeton eCom’s has created numerous opportunities to cross-sell the services across our banking services and e-commerce services client bases. For example, billers can benefit from the relationship management services we have traditionally offered to financial institutions to help drive consumer adoption and use of their payment services, which will in turn deepen relationships and increase transactions. Another example is that billers may benefit from offering our web-based collections tool that is currently used by our card issuer clients.
     Maintain and Leverage Technological Leadership. We have a history of introducing innovative web-based financial services products for our clients. For example, we developed and currently obtain real-time funds through a patented EFT gateway with over 50 certified links to ATM networks and core processors. We were awarded additional patents covering the confidential use of payment information for targeted marketing that is integrated into our proprietary marketing processes. Our technology and integration expertise has further enabled us to be among the first to adopt an outsourced web-based account presentation capability, and we pioneered the integration of real-time payments and relationship marketing. Further, we have received recognition for innovation and excellence for specific products.
     We believe the scope and integration of our technology-based services give us a competitive advantage and we intend to continue to invest to maintain our technological leadership.
     Pursue Strategic Acquisitions. To complement and accelerate our internal growth, we continue to explore acquisitions of businesses and products that will complement our existing institutional client offerings, extend our target markets and expand our client base.
     Leverage Growth Over Our Relatively Fixed Cost Base. Our business model is highly scaleable. We have invested heavily in our processes and infrastructure and, as such, can add large numbers of clients and end-users without significant cost increases. We expect that, as our revenues grow, and as we begin to encounter the price pressures inherent to a maturing market, our cost structure will allow us to maintain or expand our operating margins.
Our Services
     We provide our bank, credit union, card issuer and creditor and biller clients with account presentation, payments, relationship management and professional services that they, in turn, offer to end-users branded under their own names. The following chart depicts the services we now offer and plan to offer for the markets we serve:

     Our bank and credit union clients select one of two primary service configurations: full service, consisting of our integrated suite of account presentation, bill payment, customer care, end-user marketing and other support services; or stand-alone bill payment services. Our card issuer and creditor clients use us for account presentation services and/or collections payments services, and we are offering other payments, relationship marketing and professional services to these clients, either with or without account presentation services. Our biller clients use our payments services, and we plan to offer relationship management, professional services and other payments services to these clients.
     Our clients typically enter into long-term recurring revenue contracts with us. Most of our services generate revenues from recurring monthly fees charged to the clients. These fees are typically fixed amounts for applications access or hosting, variable amounts based on the number of end-users or volume of transactions on our system, or a combination of both. Clients also separately engage our professional services capabilities for enhancement and maintenance of their applications.
     In the banking market, our clients generally derive increased revenue, cost savings, account retention, increased payment speed and other benefits by offering our services to their end-users. Therefore, most of our clients offer the account presentation portion of our services free-of-charge to end-users and an increasing number are eliminating fees for bill payment services as well. Billers offer many of our payment services to their end-users for free in order to facilitate collections, though they will often charge convenience fees to their end-users for certain payment services. In the credit card market, account presentation and payment services are also typically offered to end-users free-of-charge, though usage based convenience fees may apply to certain payments services.
     Account Presentation Services. We currently offer account presentation services to financial institutions and card issuers. These services provide a comprehensive set of online capabilities that allow end-users to:
•	view transaction histories and account balances;

•	review and retrieve current and past statements;

•	transfer funds and balances;

•	initiate or schedule either one-time or recurring payments;

•	access and maintain account information; and

•	perform many self-service administrative functions.
     In addition, we offer our financial institution clients a number of complementary services. We can provide these clients with either of two business banking services, a full cash management service for larger end-users and a basic business offering for small business end-users. Our web design and hosting capabilities give clients an integrated, outsourced solution for their informational web site. Money HQ sm allows end-users to obtain account information from multiple financial institutions, see their bills, transfer money between accounts at multiple financial institutions, make person-to-person payments and receive alerts without leaving their financial institution’s web site. We also offer access to check images, check reorder, Quicken ® interface, statement presentment and other functionality that enhances our solution. Account presentment is also protected by our multi-factor security solutions.
     Payments Services. For our financial institution clients, our web-based bill payment services may be bundled with our account presentation services or purchased as a stand-alone service integrated with a third-party account presentation solution. Our payments services for these clients are unique in the industry because they leverage the banking industry’s ATM infrastructure through our real-time EFT gateway, which consists of over 50 certified links to ATM networks and core processors. Through this patented technology, our clients take advantage of existing trusted systems, security, clearing, settlement, regulations and procedures. End-users of our web-based payment service benefit from a secure, reliable, real-time direct link to their accounts. This enables them to schedule transactions using our intuitive web user interface. They can also obtain complete application support and payment inquiry processing through our customer care center. Additionally, clients offering our web-based payment services can enable their end-users to register for Money HQ sm and other services that we can offer through our web interfaces.
     Our remittance service is an attractive add-on service for financial institutions of all sizes that run their own in-house online banking system, or for other providers of web-based banking solutions that lack a bill payment infrastructure. Our remittance service enhances their systems by adding the extra functionality of bill payment processing, backed by complete funds settlement, payment research, inquiry resolution, and merchant services. End-users provide bill payment instructions through their existing online banking interface, which validates the availability of funds on the date bills are to be paid. On a daily basis, we receive a file of all bill payment requests from the financial institution. We process and remit the bill payments to the designated merchants or other payees and settle the transactions with our financial institution clients.
     For our biller clients, we provide a full suite of payment options, including consolidation of incoming payments made by credit cards, signature debit cards, ACH and PIN-less debit via multiple access points such as online, IVR, or call center customer service representatives. The suite also includes bill presentment, convenience payments, and flexible payment scheduling.
     For our credit card clients, we offer the ability to schedule either one-time or recurring payments to the provider through our account presentation software. We do not currently process those payments, but have plans to do so in the future. These clients may also use our web-based collections support product that allows them to direct past due end-users to a specialized website where they can review their balances, calculate and set up payment plans and make or schedule payments.
     For other large billers and payment acquirers, we provide real-time account debit services via our EFT gateway, enabling them to obtain funds faster, and with no risk of non-sufficient funds.
     Relationship Management Services. Our relationship management services consist of the customer care services we maintain for our financial institution clients, and the marketing programs we run on their behalf. Our customer care center, located in Chantilly, Virginia, responds to end-users’ questions relating to enrollment, transactions or technical support. End-users can contact one of our more than 50 consumer service representatives by phone, fax or e-mail 24 hours a day, seven days a week.
     We view each interaction with an end-user or potential end-user as an opportunity to sell additional products and services, either our own or those offered by our clients. We use an integrated consumer management process as a significant service differentiator that is unique in the industry. It allows our traditionally small to mid-size financial institution client base to offer not only comprehensive support solutions to its consumers but also creates a sales channel and increases adoption of web-based services. This process combines data, technology and multiple consumer contacts to acquire and retain, and sell multiple services to, customers of our financial institution clients. Using this process, we help drive consumers through the online banking lifecycle, which ultimately makes these consumers more profitable for our clients. The success of our proprietary process is evident in our rate of up-selling account presentation customers to payments services at a rate that is approximately double the industry average.
     We plan to offer relationship management services to our biller clients to help them increase adoption and usage of their online payment services.
     Professional Services. Our professional services include highly customized software applications, such as account opening and lending for our financial institution clients, which enable them to acquire more consumers via the web channel, and to deepen relationships. Our professional services also include implementation services, which convert existing data and integrate our platforms with the client’s legacy host system or third party core processor, and ongoing maintenance of client specific applications or interfaces. Additionally, we offer professional services intended to tailor our services to meet the clients’ specific needs, including customization of applications, training of client personnel, and information reporting and analysis.
     Third-Party Services. Though the majority of our technology is proprietary, embedded in our web-based financial services platforms are a limited number of service capabilities and content that are provided or controlled outside of our platform by third parties. These include:
•	fully integrated bill payment and account retrieval through Intuit’s Quicken®;

•	check ordering available through Harland, Deluxe, Clarke American or Liberty;

•	inter-institution funds transfer and account aggregation provided by CashEdge;

•	check imaging provided by AFS, Bisys, Fiserv, FSI/ Vsoft, Empire, Intercept, and Mid-Atlantic; and

•	electronic statement through BIT Statement.

Sales and Marketing
     We seek to retain and expand our financial services provider and biller client base, and to help our clients drive end-user adoption rates for our web-based services. Our client services function consists of account managers who support and cross-sell our services to existing clients, a sales team focusing on new prospects, and a marketing department supporting both our sales efforts and those of our clients.
     Our account managers support our existing clients in maximizing the benefit of their web-based channel. They do this by assisting clients in the deployment and use of our services, applying our extensive relationship management capabilities and supporting the clients’ own marketing programs. The account management team is also the first contact point for cross-selling new and enhanced services to our clients. Additionally, this team handles contract renewals and supports our clients in resolving operating issues.
     Our sales team focuses on new client acquisition, either through direct contact with prospects or through our network of reseller relationships. Our target prospects are financial services providers and billers who are either looking to replace their current web services provider, have no existing capability, or are looking for outsourced capability for a niche product line.
     Our marketing department concentrates on two primary audiences: financial services providers and their end-users. Our corporate marketing team supports our sales efforts through marketing campaigns targeted at financial services provider prospects. It also supports account management through marketing campaigns and events targeted at existing financial services provider clients. Our consumer marketing team focuses on attracting and retaining end-users. It uses our proprietary integrated consumer management process, which combines consumer marketing expertise, cutting-edge technology using embedded ePiphany software, and our multiple consumer contact points.
Our Technology
     Our systems and technology utilize both real-time and batch communications capabilities to optimize reliability, scalability, functionality, and cost. All of our systems are based on a multi-tiered architecture consisting of:
•	front-end servers — proprietary and commercial communications software and hardware providing Internet and private communications access to our platform for end-users;

•	middleware — proprietary and commercial software and hardware used to integrate end-user and financial data and to process financial transactions;

•	back-end systems — databases and proprietary software which support our account presentation and payments services;

•	support systems — proprietary and commercial systems supporting our end-user service and other support services;

•	enabling technology — software enabling clients and their end-users to easily access our platform; and

•	interoperable Service Oriented Architecture, or SOA — software design permitting consistent, tight integration of product functionality across various product lines.
     Our systems architecture is designed to provide end-user access for banking and bill payment remotely, primarily in application service provider, or ASP, mode. ASP mode is a fully managed service hosted in our technology centers, utilizing single instances of our applications software to provide cost effective and fully outsourced operations to multiple clients. We also offer single instance software for certain of our applications that can be hosted in our technology centers or installed in a client’s facilities, allowing increased customization and operational control.
     Supplementary third-party financial services are linked to our systems through the Internet, which we integrate into our end-user applications and transaction processing. Incorporating such third-party capabilities into our system enables us to focus our technical resources on our proprietary applications, middleware and integration capabilities, which our technology framework facilitates.
     Service oriented architecture is a key component of our technology. SOA permits the tight integration of product functionality in a consistent fashion across our various product lines. SOA powers our ability to deploy an application locally or remotely in a transparent manner, and provides both scalability and redundancy crucial to scaling transaction volume and providing uninterrupted service.
     We typically interface to our clients and, in the case of banks and credit unions, their core processors, through the use of high-speed telecommunication circuits to facilitate both real time access and batch download of account and transaction detail. This approach allows us to deliver responsive, high performing, scalable, and reliable services ensuring capture and transmission of the most current information and providing enhanced functionality through real-time use of our communications gateways.

     For the processing of payments and eCommerce transactions initiated though many of our bank and credit union clients, we operate a unique, real-time EFT gateway, with over 50 certified links to ATM networks and core processors. This gateway, depicted below, allows us to use online debits to retrieve funds in real-time, perform settlement authentication and obtain limited supplemental financial information. By using an online payment network to link into a client’s primary database for end-user accounts, we take advantage of established EFT gateway infrastructure. This includes all telecommunications and software links, security, settlements and other critical operating rules and processes. Using this real-time payments architecture, clients avoid the substantial additional costs necessary to expand their existing infrastructure. We also believe that our real-time architecture is more flexible and scalable than traditional batch systems.

Note:	This diagram is a representation of our gateway and does not include all links. Connections depicted are for illustrative purposes only.
     Our payments gateway has allowed us to improve the cost, speed and quality of the bill payment services we provide to these bank and credit union clients. In addition to the benefits associated with bill payment, our ability to retrieve funds from end-user accounts in real-time is enabling us to develop the new payments services desired by financial services providers beyond our traditional client base. For example, we are now offering real-time account debit services to some payment acquirers and billers. Other applications, such as the funding of stored value cards and the real-time movement of money between accounts at different financial institutions, are particularly well suited for our system of Internet delivery coupled with the real-time debiting of funds.
     Where the payment services we provide do not entail us accessing the end-users’ accounts to retrieve funds, we use the Automated Clearing House, or ACH, network to obtain funds for payment. We initiate an ACH debit either directly against the account of the end user or against the account of a financial institution that has consolidated the funds for all payments requested by its end user customers. For our biller clients, we also process credit card transactions as source of funds for payments.
     We use the Mastercard RPPS network, the ACH network and other delivery channels to credit funds to our biller clients and other merchants and payment recipients.
     We maintain comprehensive, proprietary biller and merchant warehouses for validation of remittance information, ensuring industry-leading accuracy in delivering payments. Our diverse biller and merchant base allows us to achieve extremely high levels of electronic payments, enhanced by tight technical integration with our biller clients.
     Our services and related products are designed to provide security and system integrity, based on Internet and other communications standards, EFT network transaction processing procedures, and banking industry standards for control and data processing. Prevailing security standards for Internet-based transactions are incorporated into our Internet services, including but not limited to, Secure Socket Layer 128K encryption, using public-private key algorithms developed by RSA Security, along with firewall technology for secure transactions. In the case of payment and transaction processing, we meet security transaction processing and other operating standards for each EFT network or core processor through which we route transactions. Additionally, we have established a business resumption plan to ensure that our technical services and operating infrastructure could be resumed within an acceptable time frame should some sort of business interruption affect our data center. Furthermore, management receives feedback on the sufficiency of security and controls built into our information technology, payment processing, and end-user support processes from independent reviews such as semi-annual network penetration tests, an annual SAS70 — Type II Examination, periodic FFIEC examinations, and internal audits.
Proprietary Rights
     In June 1993, we were awarded U.S. Patent number 5,220,501 covering our real-time EFT network-based payments process. This patent covers bill payment and other online payments made from the home using any enabling device where the transaction is routed in real-time through an EFT network. In March 1995, in settlement of litigation, we cross-licensed this patent to Citibank for their internal use.
     On February 9, 1999, we were awarded U.S. Patent number 5,870,724 for targeting advertising in a home banking delivery service. This patent provides for the targeting of advertising or messaging to home banking users, using their confidential bill payment and other financial information, while preserving consumer privacy.
     On March 13, 2001, we were awarded U.S. Patent number 6,202,054, a continuation of U.S. Patent number 5,220,501. The continuation expands the claims in that patent, thereby increasing its applicability and usefulness.
     On July 11, 2006 we were awarded U.S. Patent number 7,076,458, a continuation of U.S. patent number 5,220,501. This final continuation expands the claims in that patent to cover a wide range of Internet banking applications that use ATM network-compatible messaging originated by a digital request message to conduct real-time debits and credits from customer bank accounts, whether from the home or another location and regardless of the type of equipment used to initiate the message. Since speed of payment is becoming increasingly valuable in the Internet bill payment market, our proprietary right to use ATM network-based payment methods (one of the few “real time” payment methods) represents a competitive advantage.
     U.S. Patent Number 5,220,501 and all continuing applications of that patent (U.S. Patent numbers 6,202,054 and 7,076,458) expire in December 2009. Once these patents expire, we lose the ability to prevent current or potential competitors from mimicking our methods for using the ATM networks to make real-time debits and credits, increasing the speed of their Internet bill payment services and reducing a competitive advantage. The strict requirements of certifying to the ATM networks, time required to do so and know how needed to execute these non-standard transactions effectively, would still provide significant barriers to competitors trying to duplicate our network connections and methodologies.
     In addition to our patents, we have registered trademarks. A significant portion of our systems, software and processes are proprietary. Accordingly, as a matter of policy, all management and technical employees execute non-disclosure agreements as a condition of employment.
Competition
     We are not aware of any other company that offers a complete suite of account presentation, payments and relationship management services. However, a number of companies offer portions of the services provided by us and compete directly with us to provide such services. These companies often purchase the services they do not provide from us or other companies so that they can offer a broader suite of services to their clients. As such we may both compete with, and provide services for, other companies that also serve our targeted client bases. For example, we compete with S1, Corillian and Jack Henry in aspects of our business, but they are also our channel partners for the distribution of certain of our bill payment services.
      In the banking market, we compete with: 1) specialized providers of web-based software and services, and 2) diversified financial technology providers, such as banking core processors, who bundle web capabilities with their other offerings. Specialized web-based providers include Digital Insight, S1 Corporation, FundsXpress, Corillian and Sybase Financial Fusion, who sell banking account presentation capabilities and partner with others (including ourselves) for bill payment and other services. Specialized web-based bill payment providers include CheckFree, Metavante and iPay. Specialized web-based bill presentment providers include firms such as Yodlee, who integrate their aggregation technology and direct links to billers with a third-party payment partner.
      Other competition in the small and mid-sized banking market includes diversified financial technology providers, particularly banking core processors such as Fiserv, Fidelity Information Systems, Jack Henry, Metavante, John Harland and Open Solutions. These core processors typically have one or more account presentation platforms with varying levels of capability. Some core processors, including Metavante, Fiserv and Fidelity Information Systems, also have captive bill payment capabilities. Other diversified financial technology providers, such as CashEdge and Intuit, compete with aspects of our business using their presentment and funds transfer products and services.
      In the ecommerce market, we compete with web and telephone-based providers including: 1) biller and remittance service providers, 2) credit card account presentation providers, and 3) self-service collection software and services. Competition in the biller market includes JP Morgan Chase (through its Paymentech affiliate), First Data, CheckFree, Metavante, Fort Knox, Aliaswire, Cleartran, DST Output and other diversified remittance and lockbox providers such as banks. We also compete with expedited payments providers, who provide billers and their customers with same day payments, sometimes charging the consumer a convenience fee. These competitors include Fiserv’s BillMatrix and Western Union’s Speedpay, as well as the captive expedited payment capabilities of our more diversified competitors. There are also several providers that compete with us in the bill presentment arena. These include Oracle’s eDocs, which does not have an outsourced payment processing capability, Kubra, whose solution combines bill printing and payment, and Harbor Payments, which focuses on business-to-business invoice presentment and payment.
      Other competition in the ecommerce market comes from providers of account presentation and payment to credit card issuers. These include specialized providers such as Corillian (through its acquisition of Intelidata), and diversified credit card processors such as TSYS and First Data, who have captive web-based capabilities. We also compete with internal information technology groups of our large prospective clients, and with debit, bill payment and remittance providers for credit cards payments. While the primary targeted market for our web-based collection service is card issuers, we also target other credit providers and collection agencies. Competition with our web-based collection service includes such firms Apollo and Debt Resolve, and the internal information technology groups of our large prospective clients.

     Additionally, there are Internet financial services providers supporting brokerage firms, credit card issuers, insurance and other financial services companies. There are also Internet financial portals, such as Quicken.com, Yahoo Finance and MSN, who offer bill payment and aggregate consumer financial information from multiple financial institutions. Suppliers to these remote financial services providers potentially compete with us.
     Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed end-user bases and significantly greater financial, technical and marketing resources. Further, some of our more specialized competitors, such as CheckFree, while currently targeting bill payment services to large financial institutions, may increasingly direct their marketing initiatives toward our targeted client base. We believe our advantage in the financial services market will continue to stem from our ability to offer a fully integrated end-to-end solution to our clients. In addition to our large installed end-user base and proprietary payments architecture, we believe our ability to continue to execute successfully will be driven by our performance in the following areas, including:
•	trust and reliability;

•	technical capabilities, scalability, and security;

•	speed to market;

•	end-user service;

•	ability to interface with our clients and their technology; and

•	operating effectiveness.
Government Regulation
     We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. However, many of our current and prospective clients providing retail financial services, such as commercial banks, credit unions, brokerage firms, credit card issuers, consumer finance companies, other loan originators and insurers, operate in markets that are subject to extensive and complex federal and state regulations and oversight. Under the authority of the Bank Service Company Act, the Gramm Leach Bliley Act of 1999 and other federal laws that apply to retail financial service providers, federal depository institution regulators have taken the position that we are subject to examination resulting from the services we provide to the institutions they regulate. In order not to compromise our clients’ standing with the regulatory authorities, we have agreed to periodic examinations by these regulators, who have broad supervisory authority to remedy any shortcomings identified in any such examination.
     Although we are not directly subject to regulation as a retail financial service provider, our services and related products may be subject to certain regulations and, in any event, must be designed to work within the extensive and evolving regulatory constraints in which our clients operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act, the Community Reinvestment Act, the Financial Services Modernization Act, the Bank Service Company Act, the Electronic Signatures in Global and National Commerce Act, regulations promulgated by the United States Treasury’s Office of Foreign Assets Control (OFAC), privacy and information security regulations, laws against unfair or deceptive practices, the Electronic Signatures in Global and National Commerce Act, the USA Patriot Act of 2001 and other state and local laws and regulations. Given the wide range of services we provide and clients we serve, the application of such regulations to our services is often determined on a case-by-case basis.
     In the future federal, state or foreign agencies may attempt to regulate our activities. For example, Congress could enact legislation to regulate providers of electronic commerce services as retail financial services providers or under another regulatory framework. The Federal Reserve Board may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting our business operations. We also may be subject to federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

     Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services in order to address these or other privacy concerns, whether or not as part of a larger regulatory framework. We cannot predict the impact that any such regulations could have on our business.
     We currently offer services over the Internet. It is possible that further laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.
Available Information
     For more information about us, visit our web site at www.orcc.com. Our electronic filings with the U.S. Securities and Exchange Commission (including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to these reports) are available free of charge through our web site as soon as reasonably practicable after we electronically file with or furnish them to the U.S. Securities and Exchange Commission.

SELLING STOCKHOLDERS
     This prospectus relates to the possible resale by the selling stockholders identified below of shares of our common stock. We are filing the registration statement, of which this prospectus is a part, pursuant to the provisions of an Investor Rights Agreement dated as of July 3, 2006 (referred to herein as the Investor Rights Agreement), among the Company, Special Value Expansion Fund, LLC (hereafter referred to as the Expansion Fund) and Special Value Opportunities Fund, LLC (hereafter referred to as the Opportunities Fund), which governs certain relationships among such parties and to include additional shares for sale by the company.
     All of the 4,621,570 shares of our common stock registered for the selling stockholders are issuable upon conversion of 75,000 outstanding shares of our Series A-1 Convertible Preferred Stock, par value $.01 per share (the “Preferred Shares”). We issued the Preferred Shares to the Expansion Fund and the Opportunities Fund pursuant to the provisions of an Equity Purchase Agreement dated as of July 3, 2006 (referred to herein as the Purchase Agreement), among the Company, the Expansion Fund and the Opportunities Fund.
     The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock owned by them that qualify as “Conversion Shares” under the Investor Rights Agreement and registered hereunder, subject to the provisions of the Investor Rights Agreement. The selling stockholders, however, make no representations that the shares covered by this prospectus will be offered for sale. We have agreed to keep the registration statement of which this prospectus forms a part effective until such time as (i) none of the Preferred Shares remain outstanding or (ii) each of the Expansion Fund and the Opportunities Fund is permitted to sell its “Potential Common Holdings”, as defined in the Investor Rights Agreement, pursuant to Rule 144 under the Securities Act of 1933, as amended, without volume limitation or other restrictions on transfer thereunder.
     The table below presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below. Unless otherwise indicated, beneficial ownership is calculated based on 25,681,484 shares of our common stock outstanding as of October 23, 2006. The number of shares in the column “Number of Shares of Common Stock Covered by This Prospectus” represents all of the shares that a selling stockholder may offer under this prospectus. The column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholder will have sold all of the shares offered under this prospectus. However, because the selling stockholders may offer, from time to time, all, some or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. Please carefully read the footnotes located below the selling stockholders table in conjunction with the information presented in the table.
     Except as noted in the footnotes to the table below or disclosed in the company’s Current Report on Form 8-K filed on July 3, 2006, which is incorporated by reference herein, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

	Shares of Common Stock		Number of Shares of	Shares of Common Stock
	Beneficially Owned Before		Common Stock	Beneficially Owned After
	Any Offering		being	Offering
Name	Number (1)	Percent (2)	offered	Number (3)	Percent (2)
Special Value Expansion Fund, LLC 2951 28th Street Suite 1000 Santa Monica, California 90405(4)	1,371,386	5.1%	1,371,386	-0-	—

Special Value Opportunities Fund, LLC 2951 28th Street Suite 1000 Santa Monica, California 90405(5)	3,250,184	11.2%	3,250,184	-0-	—

(1)	Comprises the shares of common stock beneficially owned by each selling stockholder prior to the offering. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities. Shares of common stock subject to convertible securities or warrants that are or will become convertible or exercisable within 60 days after October 23, 2006 are deemed to be outstanding and beneficially owned by the person holding such convertible securities or warrants.

(2)	Calculated on the basis of 25,684,484 shares of common stock, which is the number of shares of our common stock outstanding as of October 23, 2006.

(3)	Assumes all the shares of common stock covered hereby are sold by the selling stockholders in the offering.

(4)	Represents 1,371,386 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(5)	Represents 3,250,184 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.
DESCRIPTION OF CAPITAL STOCK
General
     The following description of our capital stock and certain provisions of our restated certificate of incorporation and our amended and restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation and amended and restated bylaws.
     Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.0001 per share, 75,000 shares of Series A-1 convertible preferred stock, par value $0.01 per share, or Series A-1 preferred, and 297,500 shares of Series B junior participating preferred stock, par value $0.01 per share. As of October 23, 2006, there were outstanding 25,681,484 shares of common stock and 75,000 Series A-1 preferred. No shares of Series B junior participating preferred stock are outstanding.
Common Stock
     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. See “Price Range of Common Stock and Dividend Policy.” If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of the Series A-1 preferred and any series of preferred stock which we may designate and issue in the future. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
     Pursuant to our restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.
     Of these 3,000,000 shares of preferred stock, 75,000 shares have been designated Series A-1 preferred and 297,500 shares have been designated as Series B junior participating preferred stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

     Series A-1 Preferred
     Shares of the Series A-1 preferred are initially convertible at a rate of $16.22825 per share, or 4,621,570 shares in the aggregate. Although the Series A-1 preferred shares have anti-dilution protection, in no event can the number of shares of common stock issued upon conversion of the Series A-1 preferred exceed 5,102,986 shares. The anti-dilution protection of the Series A-1 preferred is based on the weighted average price of shares issued below the conversion price; provided that (a) shares issued in connection with compensatory equity grants, (b) shares issued above $12.9826 and (c) other issuances as set forth in the certificate of designations of the Series A-1 preferred are excluded from the anti-dilution protections of the Series A-1 preferred.
     Subject to certain exceptions related to the amendment of the restated certificate of incorporation, the issuance of additional securities or debt or the payment of dividends, the Series A-1 preferred votes together as a single class and on an as converted basis with the common stock. The Series A-1 preferred has no dividend right. The value of the liquidation preference of the Series A-1 preferred increases at a rate of 8% per annum of the original issuance price with an interest factor thereon based upon the iMoneyNet First Tier Institutional Average. This 8% per annum increase is convertible into shares of common stock, however the Corporation has the right to pay the 8% per annum increase in cash in lieu of conversion into common stock. Shares of Series A-1 preferred are subject to put and call rights following the seventh anniversary of their issuance for an amount equal to 115% of the original issuance price plus the 8% per annum increase with the interest factor thereon. The Corporation can require the conversion of the Series A-1 preferred if the 30 day weighted closing price per share of the Corporation’s common stock is at least 165% of the initial conversion price.
Rights Plan
     Pursuant to our stockholder rights plan and in accordance with the provisions of the rights agreement executed in connection with this plan, each share of common stock has an associated preferred share purchase right. Each right entitles the holder to purchase from the Online Resources a unit consisting of one one-hundredth of a share (a “Unit”) of Series B junior participating preferred stock, par value $.01 per share, of the Corporation at a price of $115 per Unit, subject to adjustment. The rights are not exercisable until after acquisition by a person or group of 15% or more of the outstanding common stock (an “acquiring person”) or after the announcement of an intention to make or commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock (the earlier of such dates being called the “Distribution Date”). Until a right is exercised, the holder thereof will have no rights as a stockholder of the company. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the common stock. The Rights will expire at the close of business on January 11, 2012. On April 25, 2005, we adopted the first amendment to our rights agreement, a Distribution date cannot occur until and unless our stockholders have approved and adopted the rights agreement thereby making our stockholder rights plan subject to stockholder approval.
     If any person or group becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the purchase price, and if the Corporation is acquired in a business combination transaction or 50% or more of its assets are sold, each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the purchase price.
     At any time after any person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may cause the rights (other than rights owned by such person or group) to be exchanged, in whole or in part, for common stock or other equity securities of the Corporation, at an exchange rate of one share of common stock per right.
     At any time prior to ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding common stock, our board of directors may redeem the rights in whole at a price of $.01 per right.
     The rights have certain anti-takeover effects, in that they will cause substantial dilution to a person or group that attempts to acquire a significant interest the Corporation on terms not approved by the board of directors.
     We describe the rights more completely in the rights agreement itself, which is contained in Exhibit 4.1 to our Current Report on Form 8-K filed on January 15, 2002. This summary of the provisions of the rights agreement is qualified in its entirety by reference to that agreement.
Anti-Takeover Effects of Provisions of Our Charter and Bylaws
      Our restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.
      Our bylaws require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting, to give at least 90 days advance notice to the Secretary. The notice provision requires a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholders and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposed stockholder. A special meeting of the stockholders may be called by the affirmative vote of a majority of our board of directors or an appropriate committee designated by the board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control.
      The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
      These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Transfer Agent and Registrar
      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
     We and the selling stockholders may sell the shares of our common stock being offered hereby in one or more of the following ways from time to time:
•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.
We will set forth in a prospectus supplement the terms of an offering of shares of our common stock, including:
•	the name or names of any agents or underwriters;

•	the name or names of, and number of shares of our common stock being sold by, any selling stockholder participating in this offering;

•	the purchase price of the shares being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us or the selling stockholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.
     The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. If we or the selling stockholders use underwriters for a sale of shares of our common stock, the underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares offered if they purchase any of the shares. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we or the selling stockholders have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
     We or the selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell shares of our common stock on a continuing basis.
     We or the selling stockholders may also sell shares of our common stock directly to one or more purchasers without using underwriters or agents.
     In addition, any shares that qualify for sale by the selling stockholders pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.
     Underwriters, dealers and agents that participate in the distribution of the shares of our common stock may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us or the selling stockholders and any profit on their resale of the shares may be treated as underwriting discounts and commissions under that Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling stockholders in the ordinary course of their businesses.
     To the extent required under the Securities Act of 1933, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of that Act.

     We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, as well as the expenses of all commissions and discounts, if any, attributable to the sales of shares by us. The selling stockholders will bear all commissions and discounts attributable to the sales of shares by them.
     In connection with an offering, an underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares, if any, from us or the selling stockholders in the offering. If the underwriters have an over-allotment option to purchase additional shares from us or the selling stockholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters may consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
     Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the shares of our common stock, the underwriters may bid for or purchase shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the shares to the extent that it discourages resale of the shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including the company. These reports, proxy statements and other information can also be read on our internet site at www.orcc.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.
     This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.
     The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on March 16, 2006);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2006 filed on May 10, 2006, August 9, 2006, and November 9, 2006, respectively;

•	Current Reports on Form 8-K filed May 8, July 3, August 24, September 14, and October 26, 2006; and

•	Definitive Proxy Statement on Schedule 14A filed on April 3, 2006.
     We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.
     We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:

Online Resources Corporation
4795 Meadow Wood Lane
Suite 300
Chantilly, Virginia 20151
Attention: Investor Relations
     The Investor Relations Department can be reached via telephone at (703) 653-2248 or via email at bhalloran@orcc.com.
LEGAL MATTERS
     Unless otherwise specified in a prospectus supplement accompanying this prospectus, Greenberg Traurig, LLP, McLean, Virginia, will provide opinions regarding the authorization and validity of the common stock. Greenberg Traurig, LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
     The consolidated financial statements of Online Resources Corporation appearing in Online Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Online Resources Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.